Exhibit 2

ONE STOP SYSTEMS, INC.

Notice of Grant of Restricted Stock Unit

Randy Jones (the “Grantee”) has been granted a restricted stock unit (the “RSU”) for shares of Common Stock of One Stop Systems, Inc. pursuant to the One Stop Systems, Inc. 2017 Equity Incentive Plan (the “Plan”), as follows:

Date of RSU Grant:	4/11/2018

Number of RSU Shares:	7,500

Fair Market Price at Date of Grant:	$4.17 per share

Vesting Date:	1 year following the Date of RSU Grant

By their signatures below, the Company and the Grantee agree that the RSU is governed by this Notice and by the provisions of the Plan which is attached to and made a part of this document. The Grantee acknowledges receipt of a copy of the Plan and represents that the Grantee has read and is familiar with the provisions, and hereby accepts the RSU subject to all of its terms and conditions.

ONE STOP SYSTEMS, INC.	Grantee

2235 Enterprise Street, Suite # 110 Escondido, CA 92029	/s/ Randy Jones
Signature

/s/ Steve Cooper
Date
Steve Cooper President / CEO
Address

ATTACHMENTS:	2017 Equity Incentive Plan, as amended through the Date of RSU Grant